Exhibit 2.1

PATENT SALE AGREEMENT

By and Between

BRIDGE CROSSING, LLC,

and

MIPS TECHNOLOGIES, INC.

Dated as of November 5, 2012

1

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Definitions	2

Article II

THE PATENT SALE AND ASSIGNMENT

Section 2.1	Sale of Assigned Patents	2
Section 2.2	Third-Party Agreements	2
Section 2.3	Closing	3
Section 2.4	Purchase Price	3
Section 2.5	Closing Deliveries	3

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Article IV

REPRESENTATIONS AND WARRANTIES OF PATENT PURCHASER

Section 4.1	Organization	9
Section 4.2	Organizational Documents	9
Section 4.3	Authority Relative to Agreement	9
Section 4.4	No Conflict; Required Filings and Consents	9
Section 4.5	Information Supplied	10

i

Section 4.6	Sufficient Funds	10
Section 4.7	Trust Agreement Waiver	10
Section 4.8	Acknowledgement of Disclaimer of Other Representations and Warranties	10

Article V

COVENANTS AND AGREEMENTS

Article VI

ESCROW AND INDEMNIFICATION

Article VII

CONDITIONS TO THE PATENT SALE

Section 7.1	Conditions to the Obligations of Each Party	25
Section 7.2	Conditions to the Obligations of Patent Purchaser	26
Section 7.3	Conditions to the Obligations of Seller	27
Section 7.4	Frustration of Conditions	27

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination	27
Section 8.2	Effect of Termination	28
Section 8.3	Termination Fees	28
Section 8.4	Amendment	29

Section 8.5	Waiver	29
Section 8.6	Expenses; Transfer Taxes	30

Article IX

GENERAL PROVISIONS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Purchase Price Escrow Agreement

Exhibit C	Form of Patent Assignment

Index of Defined Terms

Adverse Recommendation Change	16
Agreement	1
Alternative Acquisition Agreement	15
Antitrust Laws	6
Assumed Obligations	2
Claim Notice	24
Closing Payment	3
Competing Proposal	17
Confidential Information	19
Confidentiality Agreement	19
Escrow Agent	22
Escrow Agreement	4
Escrow Amount	3
Escrow Fund	22
Escrow Period	22
Excluded Liabilities	2
HSR Act	6

Indemnified Parties	24
Indemnified Party	24
Indication of Interest	17
Intervening Event	16
LicenseCo Sale	8
LicenseCo Sale Agreement	18
Losses	23
Notice of Recommendation Change	16
Parties	1
Party	1
Patent Purchaser	1
Patent Purchaser Disclosure Letter	8
Patent Purchaser Indemnified Parties	23
Patent Purchaser Organizational Documents	9
Patent Purchaser Patent License Agreement	1
Patent Sale	1
Patent Sale Closing	3
Patent Sale Closing Date	3
Permitted LicenseCo Acquiror	18
Permitted LicenseCo Negotiations	18
Post-Closing Covenants	22
Proxy Statement	7
Purchase Price	3
Purchase Price Escrow Agreement	10
Requisite Stockholder Approval	8
Seller	1
Seller Charter Documents	4
Seller Disclosure Letter	4
Seller Indemnified Parties	24
Seller Patent License Agreement	1
Seller Related Parties	29
Stockholders’ Meeting	12
Superior Proposal	17
Termination Date	28
Termination Fee	29
Third-Party Agreements	2
Threshold Amount	23
Transactions	1
Transfer Taxes	30
Trust Agreement	9
Wrongful Termination Payment	29

THIS PATENT SALE AGREEMENT, dated as of November 5, 2012 (this “Agreement”), is made by and between Bridge Crossing, LLC, a Delaware limited liability company (“Patent Purchaser”), and MIPS Technologies, Inc., a Delaware corporation (“Seller”) (collectively referred to herein as the “Parties” and individually as “Party”).

W I T N E S S E T H:
WHEREAS, Seller is the owner of the Assigned Patents;

WHEREAS, the Parties will, at the closing of this Agreement, enter into a patent license agreement, pursuant to which Seller will grant to Patent Purchaser a license under the Retained Patents (the “Retained Patent License Agreement”);

WHEREAS, the Parties will, at the closing of this Agreement, enter into a patent license agreement pursuant to which Patent Purchaser will grant to Seller and its Affiliates a license back under the Assigned Patents (the “Assigned Patent License Agreement”);

WHEREAS, Seller desires to sell to Patent Purchaser all of Seller’s right, title and interest in and to the Assigned Patents and Patent Purchaser, in turn, desires to acquire all such right, title and interest in and to the Assigned Patents (the “Patent Sale”; and, together with the transactions contemplated by the Retained Patent License Agreement and the Assigned Patent License Agreement, respectively, the “Transactions”);

WHEREAS, the manager of Patent Purchaser has approved and the board of directors of Seller has unanimously approved the Transactions upon the terms and subject to the conditions and limitations set forth in this Agreement and the other Transaction Agreements (as hereinafter defined) and in accordance with the DGCL; and

WHEREAS, Patent Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE PATENT SALE AND ASSIGNMENT

Section 2.1          Sale of Assigned Patents.

(a)           At the Patent Sale Closing, as set forth in Section 2.3 and subject to Section 2.2, Section 2.5 and Article VII, Seller will assign, and will cause its Affiliates to assign, to Patent Purchaser all of its and their right, title and interest in and to: (i) the Assigned Patents; (ii) all damages based upon past, present and future infringement of any and all of the Assigned Patents; and (iii) all rights to enforce the Assigned Patents and to sue for, collect and retain any and all damages for past, present and future infringement of any and all of the Assigned Patents.

Section 2.2          Third-Party Agreements.

(a)           The sale and assignment by Seller and its Affiliates to Patent Purchaser of the Assigned Patents (and any subsequent assignment or transfer by Patent Purchaser of the Assigned Patents to any third party or to any successor of Assigned Patents) is expressly subject to (i) Standard Outbound Licenses, (ii) the covenants not to sue, releases, and non-exclusive licenses (whether express or implied) in each case granted between Seller or any of its Affiliates and Third Parties prior to August 31, 2012, and (iii) any other obligations relating to any Assigned Patent (and excluding obligations that are not specific to the Assigned Patents) set forth in any agreement between Seller or any of its Affiliates and any Third Parties with respect to intellectual property, technology, products and/or services (including without limitation architectures and designs) to the extent that such agreements are specifically identified in Section 2.2 of the Seller Disclosure Schedule (collectively, with respect to each of the items listed in (i), (ii) and (iii), the “Third-Party Agreements”).

(b)           The Parties acknowledge and agree that, except for the obligations and liabilities which are being assigned to and assumed by Patent Purchaser at the Patent Sale Closing in the agreements listed on Section 2.2 of the Seller Disclosure Schedule, which obligations are being assumed by Patent Purchaser at the Patent Sale Closing (the “Assumed Obligations”), (i) all rights (including rights to license fees, royalties and other consideration) and all obligations and liabilities of any nature whatsoever under the Third-Party Agreements shall remain with Seller and its Affiliates, (ii) Seller and its Affiliates will not, and shall have no obligation to, transfer or assign to Patent Purchaser any of the Third-Party Agreements, including without limitation any of Seller’s and its Affiliates’ rights to receive license fees, royalties or other payments due to Seller thereunder, and (iii) Patent Purchaser shall not assume or otherwise be liable for any of Seller’s or its Affiliates’ obligations or liabilities under any Third-Party Agreement (whether now existing or hereafter arising) (collectively, the “Excluded Liabilities”), and Seller shall, and shall cause its Affiliates to, retain and otherwise be solely responsible for paying, performing and discharging when due all Excluded Liabilities; provided that the Assumed Obligations and non-exclusive licenses granted under any Third-Party Agreements with respect to the Assigned Patents shall continue to be binding on the Assigned Patents (subject to Section 3.6) from and after the Patent Sale Closing in accordance with the terms thereof and Patent Purchaser agrees that from and after the Patent Sale Closing it shall comply with, and cooperate with Seller as reasonably necessary, in connection with all Assumed

Obligations and with respect to those matters set forth on Section 2.2 of the Seller Disclosure Schedule.

(c)           The Parties acknowledge and agree that the Assigned Patents are encumbered by (i) the Third-Party Agreements (as described in Section 2.2(a)) and (ii) the non-exclusive license granted by Patent Purchaser to Seller under the Assigned Patent License Agreement.  Patent Purchaser shall ensure that any assignee, transferee or successor to any of the Assigned Patents (including the acquiring or surviving entity in connection with any acquisition or other change of control of Patent Purchaser), or any other entity that is granted any exclusive or enforcement rights with respect to any of the Assigned Patents agrees in writing, prior to or as part of such assignment, transfer or grant, that the Assigned Patents are encumbered by the Third-Party Agreements (as described in Section 2.2(a)) and the Assigned Patent License Agreement, and subject to the obligations under this Agreement.

Section 2.3          Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Patent Sale (the “Patent Sale Closing”) will take place at 10:00 a.m. (Pacific time) on a date to be specified by the Parties, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; 525 University Avenue, Suite 1400; Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the Parties (such date being the “Patent Sale Closing Date”).

Section 2.4          Purchase Price.  The purchase price to be paid by Patent Purchaser to Seller for the Assigned Patents is Three Hundred Fifty Million Dollars ($350,000,000) (the “Purchase Price”), which shall consist of (a) Three Hundred Fifteen Million Dollars ($315,000,000) (the “Closing Payment”) and (b) Thirty Five Million Dollars ($35,000,000) (the “Escrow Amount”), which shall be deposited with the Escrow Agent pursuant and subject to Section 6.2.  The Closing Payment shall be paid in U.S. currency by bank wire of immediately available funds on the Patent Sale Closing Date to the account specified by Seller not less than two (2) Business Days prior to the Patent Sale Closing.

Section 2.5          Closing Deliveries.  At the Patent Sale Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered, unless waived by the relevant Party for whose benefit such action should have been completed or such document should have been delivered:

(a)           Seller will deliver, or will cause to be delivered, to Patent Purchaser all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Patent Sale Closing, including:

   (i)           the Patent Assignment;

   (ii)           the Retained Patent License Agreement;

   (iii)           the Assigned Patent Files, including all originals of all certificates and assignment documents in Seller’s possession or control; and

   (iv)           unredacted copies of all Third-Party Agreements listed on Section 2.2 of the Seller Disclosure Schedule.

(b)           Patent Purchaser will deliver, or will cause to be delivered, to Seller (or the Escrow Agent, as applicable) all instruments, duly executed, or other items which are required by the terms hereof to be delivered at the Patent Sale Closing, including:

   (i)           the Closing Payment to Seller in accordance with Section 2.4;

   (ii)           the Escrow Agreement executed by the Escrow Agent and Patent Purchaser substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”);

   (iii)           the Escrow Amount to the Escrow Agent in accordance with Section 6.2; and

   (iv)           the Assigned Patent License Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the separate disclosure letter which has been delivered by Seller to Patent Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”) (each of which disclosures to be effective shall indicate the section or subsection of this Article III to which it relates, unless and to the extent the relevance to other representations and warranties of Seller in this Article III is reasonably apparent from the text of such disclosure and each of which disclosures shall, when read together with the statements in this Article III, be deemed to constitute the representations and warranties made by Seller to Patent Purchaser under this Article III), Seller hereby represents and warrants to Patent Purchaser as follows:

Section 3.1          Organization.  Seller is a corporation duly organized, validly existing and in good standing, under the laws of the state of Delaware.  Seller has made available to Patent Purchaser true, correct and complete copies of its charter and bylaws (the “Seller Charter Documents”), in each case as amended to the date hereof.  All Seller Charter Documents are in full force and effect.  Seller is not in violation of any provision of the Seller Charter Documents, except as would not have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2          Ownership of the Assigned Patents, Licensability of Retained Patents, and Contest. (A) Seller owns all right, title and interest in and to the Assigned Patents free and clear of any Liens (other than Permitted Liens) and has the right and power to assign the Assigned Patents to Patent Purchaser free and clear of any Liens (other than Permitted Liens), (B) Seller owns an interest in and to the Co-Owned Patents free and clear of any Liens on such interest (other than Permitted Liens), and (C) Seller has the right and power to license the Retained Patents (within the scope of the Retained Patent License Agreement and until the expiration of the last to expire of the Retained Patents, unless earlier terminated in accordance with the terms and conditions of the Retained Patent License Agreement), as contemplated by this Agreement and the other Transaction Agreements.  Notwithstanding the foregoing, the representation and warranty in the previous sentence shall be deemed to be accurate unless an Assigned Patent is not assignable or a Retained Patent is not licensable, and such non-assignability or non-licensability poses a material threat of patent infringement to any of the Initial Participants of Patent Purchaser, which infringement deprives Patent Purchaser of a significant portion of the value of the Transactions.  There are no actions, suits, claims or proceedings to which Seller or any of its Affiliates is a party that is pending or, to the knowledge of Seller or any of its Affiliates, threatened, to the knowledge of Seller there is no investigation pending, and Seller and its Affiliates have not received written communications or correspondence in the twelve (12) months prior to the date hereof that (a) challenges the validity, enforcement, construction, use or ownership of any of the Assigned Patents or (b) challenges, directly or indirectly, Seller’s right to grant the license or releases under the Retained Patents.  There are no orders, decisions, injunctions, judgments, decrees or rulings enacted, adopted, promulgated or applied by a Governmental Authority binding the Seller or, to the knowledge of Seller, any of its properties comprising any portion of the Assigned Patents or Retained Patents, which (i) restrict any of Seller’s rights, or would, to the knowledge of Seller or any of its Affiliates, restrict any of Patent Purchaser’s, any Initial Participant’s, or any of their successors’ and assigns’ rights, in or to the Assigned Patents or (ii) conflict with any of Seller’s rights to grant the license or releases under the Retained Patents.  There is no current suit, action or proceeding to which Seller or any of its Affiliates is a party or, to the knowledge of Seller, any other current suit, action or proceeding in which a Third Party has asserted that the Assigned Patents are not solely owned by Seller or its Affiliates (or, with respect to jointly owned patents disclosed on Section 1.2 of the Seller Disclosure Schedule, not owned by Seller or its Affiliates as so disclosed), that the Assigned Patents may not be assigned to Patent Purchaser or that the Retained Patents may not be licensed to Patent Purchaser, in each case, on the terms set forth in the Transaction Agreements.  No Affiliate of Seller is the owner or exclusive licensee of any Assigned Patent.  Nothing in this Section 3.2 will be construed as a representation or warranty that there are no office actions pending or that Seller or its Affiliates will not receive office actions or other determinations from the PTO or equivalent patent agencies in foreign jurisdictions.  Notwithstanding any of the foregoing, office actions and other determinations received from the PTO or equivalent patent agencies in foreign jurisdictions in the ordinary course of patent prosecution shall not be deemed, in and of itself, to render inaccurate any of the representations or warranties set forth in this Section 3.2.

Section 3.3          Authority Relative to Agreements.  Seller has all necessary corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and each of the other Transaction Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, including without limitation the Patent Sale, have been unanimously approved by the board of directors of Seller and otherwise duly and validly authorized by all necessary corporate action, and no other corporate or other organizational proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, including without limitation the Patent Sale (other than, with respect to the Patent Sale, the receipt of the Requisite Stockholder Approval).  This Agreement has been and each of the other Transaction Agreements when executed will be duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Agreements by Patent Purchaser, constitute (or when executed will constitute) valid, legal and binding agreements and obligations of Seller enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

Section 3.4          No Conflict; Required Filings and Consents.  None of the execution and delivery of this Agreement or any of the other Transaction Agreements by Seller, the consummation by Seller of the Patent Sale or any other transaction contemplated hereby and thereby, or Seller’s compliance with any of the provisions of this Agreement or such other Transaction Agreements will (a) subject to obtaining the Requisite Stockholder Approval, conflict with or violate the Seller Charter Documents, (b) except for filings, if any, required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable U.S. or foreign competition, antitrust, Patent Sale control or investment Laws set forth on Section 3.4 of the Seller Disclosure Schedule (together with the HSR Act, “Antitrust Laws”) and as set forth on Section 3.4 of the Seller Disclosure Schedule, require Seller to make or obtain any filing with or any permit, authorization, consent or approval of any Governmental Authority or other person, (c) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any material Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract (including all Third-Party Agreements other than Standard Outbound Licenses) to which Seller is a party or by which Seller or any of its properties or assets are bound which affect the Assigned Patents or the Transaction, or (d) violate any applicable Law, other than, in the case of clauses (c) and (d), any such breach, violation, infringement, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a material effect on the Assigned Patents or Retained Patents which, on or after the Patent Sale Closing, would be reasonably likely to result in Patent Purchaser being deprived of a significant portion of the value of the Transactions.

Section 3.5          Assigned Patent Documentation.  Seller has provided Patent Purchaser with, or made available to Patent Purchaser, true and correct copies of all material Assigned Patent Documentation (in the case of the Assigned Patent Files, Seller has made the Assigned Patent Files available for Patent Purchaser’s review at Seller’s place of business) that is in Seller’s possession or of which Seller has knowledge, subject to redaction of financial and other sensitive terms that do not impact title or rights in or to the Assigned Patents and do not impact any obligations or liability on Patent Purchaser.

Section 3.6          Third-Party Agreements.

(a)           Seller has made available to Patent Purchaser copies of all Third-Party Agreements (other than executed versions of the Standard Outbound Licenses) (subject to redaction of financial and other sensitive terms that do not impact title or rights to the Assigned

Patents or Retained Patents and do not impact any obligations or give rise to any liability or obligation on Patent Purchaser, and in compliance with Seller’s confidentiality obligations), including a copy of each current form of the Standard Outbound Licenses (and past versions thereof to the extent that such versions vary with respect to (a) the scope of licenses granted or (b) encumbrances on the Assigned Patents) and such copies are true and correct in all material respects.

(b)           Section 3.6(b) of the Seller Disclosure Schedule lists all Third-Party Agreements which are to be assigned to Patent Purchaser pursuant to Section 2.2(a) of this Agreement.

Section 3.7          Information Supplied.  None of the information supplied or to be supplied by or on behalf of Seller or any of its subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of Seller of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  For the avoidance of doubt, Seller makes no representation or warranty with respect to any information supplied by Patent Purchaser or any of its Representatives or any other Third Party for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8          Patents Owned by Seller or its Affiliates.  No patent or patent application is owned by Seller that is not a Retained Patent or an Assigned Patent, and no Affiliate of Seller owns any patents or patent applications.

Section 3.9          Absence of Certain Changes or Events.  Since the date that is six (6) months prior to the date of this Agreement, neither Seller nor any of its Affiliates has sold, transferred, or granted an exclusive license to any patents or patent applications.

Section 3.10        Maintenance Fees.  To the knowledge of Seller, all maintenance and annuity fees that have become due with respect to the Assigned Patents as of the Patent Sale Closing date have been paid in full.

Section 3.11        No Exclusive Licenses.  No exclusive licenses or other rights have been granted by Seller or any of its Affiliates under any Assigned Patent or any Retained Patent.

Section 3.12        Patents Abandoned.  To the knowledge of Seller, Section 3.12 of the Seller Disclosure Schedule lists all patents and patent applications owned or previously owned by Seller or its Affiliates that have been abandoned or allowed to become abandoned or expire by Seller or any of its Affiliates since the date that is two (2) years preceding the date of this Agreement and is true and correct in all material respects.  Notwithstanding anything in this Agreement, none of the provisions in Article III or Article V shall apply to any abandoned patents or patent applications other than this Section 3.12 and Section 5.6(c); provided that nothing in this Section 3.12 shall be deemed to limit the provisions of Section 5.1 with respect to Assigned Patents not abandoned as of the date of this Agreement.  All such patents and patent applications, along with any and all rights to revive or reinstate such patents and patent applications are assigned to Patent Purchaser, free and clear of any and all Liens, except for Permitted Liens.

Section 3.13        Vote Required.  The affirmative vote of the holders of outstanding Seller common stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Seller common stock is the only vote of holders of securities of Seller that is necessary to adopt this Agreement and each of the other Transaction Agreements and approve the Transaction and other transactions contemplated hereby and thereby (the “Requisite Stockholder Approval”).

Section 3.14        LicenseCo Sale.  Any sale of the operating business of Seller, including the Retained Patents (but excluding the Assigned Patents), shall be on terms and conditions that do not conflict in any material respect with, and are subject in all material respects to, the terms and conditions of the Transaction Agreements (a “LicenseCo Sale”).

Section 3.15        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III or in the other Transaction Agreements, none of Seller, its Affiliates or any other person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or its Affiliates or with respect to any other information provided to Patent Purchaser in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Except in the case of fraud, none of Seller, its Affiliates or any other person will have or be subject to any liability or indemnification obligation to Patent Purchaser or any other person resulting from the distribution or failure to distribute to Patent Purchaser, or Patent Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Patent Purchaser, management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PATENT PURCHASER

Except as disclosed in the separate disclosure letter which has been delivered by Patent Purchaser to Seller prior to the execution of this Agreement (the “Patent Purchaser Disclosure Schedule”) (each of which disclosures to be effective shall indicate the section or subsection of this Article IV to which it relates, unless and to the extent the relevance to other representations and warranties of Patent Purchaser in this Article IV is reasonably apparent from the text of such disclosure and each of which disclosures shall, when read together with the statements in this Article IV, be deemed to constitute the representations and warranties made by Patent Purchaser to Seller under this Article IV), Patent Purchaser hereby represents and warrants to Seller as follows:

Section 4.1          Organization.  Patent Purchaser is a limited liability company duly organized, validly existing and in good standing, under the laws of Delaware.

Section 4.2          Organizational Documents. Patent Purchaser has made available to Seller true, correct and complete copies of the First Restated Trust Agreement of Allied Security Trust I, dated March 1, 2012 (as amended, the “Trust Agreement”) and any other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Patent Purchaser and Allied Security Trust I (collectively, the “Patent Purchaser Organizational Documents”).  The Patent Purchaser Organizational Documents are in full force and effect.  Neither Patent Purchaser nor, to the knowledge of Patent Purchaser, any of the other parties thereto, are in violation of any provision of the Patent Purchaser Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Patent Purchaser Material Adverse Effect.

Section 4.3          Authority Relative to Agreement.  Patent Purchaser has all necessary organizational power and authority, and has taken all limited liability company action necessary, to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and each of the other Transaction Agreements by Patent Purchaser and the consummation by Patent Purchaser of the transactions contemplated hereby and thereby, including without limitation the Patent Sale, have been approved by the manager of Patent Purchaser and otherwise duly and validly authorized by all necessary limited liability company action of Patent Purchaser, and no other organizational proceedings on the part of Patent Purchaser are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby and thereby, including the Patent Sale).  This Agreement has been, and each of the other Transaction Agreements when executed will be, duly and validly executed and delivered by Patent Purchaser, and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Agreements by Seller or applicable Affiliate(s) of Seller, constitute (or when executed will constitute) valid, legal and binding agreements and obligations of Patent Purchaser, enforceable against Patent Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

Section 4.4          No Conflict; Required Filings and Consents.  None of the execution and delivery of this Agreement or any of the other Transaction Agreements by Patent Purchaser, the consummation by Patent Purchaser of the Patent Sale or any other transaction contemplated hereby and thereby, or Patent Purchaser’s compliance with any of the provisions of this Agreement or such other Transaction Agreements will (a) conflict with or violate the organizational or governing documents of Patent Purchaser, as amended to date (b) except for filings, if any, required to be made under any Antitrust Laws and as set forth on Section 4.4 of the Patent Purchaser Disclosure Schedule, require Patent Purchaser to make or obtain any filing with or any permit, authorization, consent or approval of any Governmental Authority or other person, (c) result in a material breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to the creation of any material Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which Patent Purchaser is a party or by which Patent Purchaser or any of its assets may be bound which affect the Assigned Patents or the Transaction, or (d) violate any applicable Law, other than, in the case of clauses (c) and

(d), any such breach, violation, infringement, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Patent Purchaser Material Adverse Effect.

Section 4.5          Information Supplied.  None of the information supplied or to be supplied by or on behalf of Patent Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6          Sufficient Funds.  Patent Purchaser has and, at the time of the Patent Sale Closing will have, sufficient funds in cash available to consummate the Patent Sale, including payment of the Purchase Price.  Patent Purchaser has, on the date hereof, deposited an amount in cash equal to the Purchase Price, with Wells Fargo Bank, N.A., as escrow agent, pursuant to an escrow agreement in substantially the form attached hereto as Exhibit C (the “Purchase Price Escrow Agreement”).  Patent Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Patent Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 4.7          Trust Agreement Waiver.  Each of the Initial Bidding Participants and the High Bidder (each as defined under the Trust Agreement) has waived the buy-out option granted in section 13.2 of the Trust Agreement.

Section 4.8          Acknowledgement of Disclaimer of Other Representations and Warranties.  Patent Purchaser acknowledges that, as of the date hereof, it and its Representatives (a) have except as set forth in this Agreement received full access to (i) Seller’s files and records relating to the Assigned Patents, including the Patent Documentation, which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room, and (b) have had full opportunity to meet with the management of Seller to discuss and evaluate the Assigned Patents and to review publicly-available information regarding the Assigned Patents of Seller and Seller Affiliates.  Patent Purchaser further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (A) neither Seller nor any of its Affiliates makes, or has made, any representation or warranty relating to the Assigned Patents or this Agreement and Patent Purchaser is not relying on any representation or warranty except for those expressly set forth in this Agreement, (B) no person has been authorized by Seller or any of its subsidiaries to make any representation or warranty relating to itself or the Assigned Patents or otherwise in connection with this Agreement, and if made, such representation or warranty must not be relied upon by Patent Purchaser as having been authorized by Seller, and (C) any estimate, projection, prediction, data, opinions, financial information, memorandum, presentation or any other materials or information provided or addressed to Patent Purchaser or any of its representatives are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III.  Patent Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the scope, history and value of the Assigned Patents.  Without limiting the foregoing, Seller hereby disclaims any warranty (1) that any of the Assigned Patents could not be invalidated or otherwise become the subject of proceedings challenging Seller’s rights with respect to any of the Assigned Patents, (2) of merchantability or fitness for a particular purpose, or (3) that the manufacture, use, sale, importation or other exploitation of any products, technology or services will not be the subject of any third-party Intellectual Property infringement claims (whether or not such products, technology or services are covered by the claims of any of the Assigned Patents).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1          Obligations of Seller Pending the Patent Sale.  Seller covenants and agrees that, between the date of this Agreement and the earlier of the Patent Sale Closing and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Seller shall:

(a)           pay all U.S. and foreign maintenance, annuity and all other fees payable on the Assigned Patents which are due on or prior to the Patent Sale Closing Date (but, for the sake of clarity, Seller shall not be responsible for paying any fees due thereafter); and

(b)           continue the prosecution of any and all matters before the PTO and foreign patent offices relating to the Assigned Patents in the ordinary course of business in Seller’s reasonable discretion, consistent with past practice, with all related costs borne by Seller.

Section 5.2          Proxy Statement.

(a)           Preparation and Filing of Proxy Statement.  Subject to Section 5.5, Seller shall, with the assistance of Patent Purchaser, as soon as reasonably practicable following the date hereof (and in any event within twenty-one (21) days following the date hereof) prepare and file with the SEC the Proxy Statement.  Seller shall promptly notify Patent Purchaser upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Patent Purchaser with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand, with respect to this Agreement.  Seller shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.  The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Mailing of Proxy Statement; Amendments.  Seller shall cause the Proxy Statement to be mailed to the holders of Seller’s common stock as of the record date established for the Stockholders’ Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement.  If at any time prior to the Patent Sale Closing any event or circumstance relating to Seller or Patent Purchaser, or their respective officers or directors, should be discovered by Seller or Patent Purchaser, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other

Party.  Each of Patent Purchaser and Seller agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c)           Cooperation.  Patent Purchaser shall furnish to Seller all information concerning Patent Purchaser required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with Seller in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC); provided that, except with respect to any Initial Participant or other member of Allied Security Trust I which has provided Patent Purchaser with prior written consent to do so, if any, under no circumstances shall Patent Purchaser be required to disclose (i) the identity of any of the Initial Participants of the Patent Purchaser or the other members of Allied Security Trust I or (ii) the amount of, or any other details regarding, the commitment of any Initial Participant with respect to the Purchase Price, in each case, even if the SEC or any other person attests that the disclosure of such information is required by applicable Law.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Seller shall provide Patent Purchaser a reasonable opportunity to review and to propose comments on such document or response, with respect to this Agreement and shall in good faith take Purchaser’s comments into consideration.

Section 5.3          Stockholders’ Meeting.  Seller shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date (which date will be as promptly as reasonably practicable following the date of this Agreement) and, as promptly as reasonably practicable following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of The NASDAQ Global Select Market and the organizational documents of Seller to duly call, give notice of (which notice shall include a separate and distinct proposal (not bundled with any proposal relating to the adoption by the stockholders of Seller of any LicenseCo Agreement or approval of any LicenseCo Sale) for the consideration and vote of the stockholders of Seller relating to the adoption of this Agreement and each of the other Transaction Agreements and approval of the Transactions), convene and hold a meeting of its stockholders as promptly as reasonably practicable after the date of this Agreement (the “Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval.  Subject to the ability of the board of directors of Seller to make an Adverse Recommendation Change in accordance with Section 5.5(c), the board of directors of Seller shall make the Seller Recommendation with respect to the adoption of this Agreement and the approval of the Transactions, including without limitation the Patent Sale, and shall include such recommendation in the Proxy Statement.  Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Stockholders’ Meeting (i) after consultation with Patent Purchaser, as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Seller’s stockholders within a reasonable amount of time in advance of the Stockholders’ Meeting or (ii) after consultation with Patent Purchaser, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting; provided, however, that Seller shall in each case use commercially reasonable efforts to hold the Stockholders’ Meeting no later than fifteen (15) days following the date for which the

Stockholders’ Meeting was originally scheduled (as set forth in the Proxy Statement).  In the event that the date of the Stockholders’ Meeting as originally scheduled is adjourned or postponed pursuant to this Section 5.3 or otherwise delayed, Seller agrees that in consultation with Patent Purchaser, Seller shall use its reasonable best efforts to implement such adjournment or postponement or such delay in such a way that Seller does not establish a new record date for the Stockholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

Section 5.4           Appropriate Action; Consents; Filings.

(a)           Subject to Section 5.4(b) and Section 5.5, the Parties will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Patent Sale Closing set forth in Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Patent Sale, and the other Transaction Agreements and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Patent Sale, and the other Transaction Agreements and in connection therewith and for the avoidance of doubt, Patent Purchaser and Seller shall interface with such Governmental Authorities and in making regulatory strategy decisions, (ii) the use of reasonable best efforts to coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other Party in connection with, making (A) any filing under or with respect to any Antitrust Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority, and (C) the execution and delivery of any additional instruments necessary to consummate the Patent Sale and any other transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement, in all cases to the extent permitted by applicable Law, and subject to all privileges, including the attorney-client privilege.  Neither Party shall initiate any meeting or discussion with, or make any submission to, any Governmental Authority with respect to any filings, applications, investigation, litigation, or other inquiry regarding the transactions contemplated by this Agreement without giving the other Party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate; provided, however, that no Party shall engage in any substantive communication with any Governmental Authority without the consent of the other Party.

(b)           Patent Purchaser agrees to use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the Parties to close the transactions contemplated by this Agreement, including the Patent Sale, as promptly as practicable, including agreeing to grant non-exclusive licenses to the Assigned Patents, but, notwithstanding anything to the contrary in this Agreement, including Section 5.5(a), Patent Purchaser shall have no obligation to: (i) sell or license any of the Assigned Patents or sublicense any of the Retained Patents except according to the license fee terms provided for in the Trust Agreement; or (ii) agree to any other limitation that would materially impede Patent Purchaser’s ability to carry out its obligations under the Trust Agreement.

(c)           Seller shall, in consultation with Patent Purchaser, give any notices to Third Parties, and Seller shall use its reasonable best efforts, and Patent Purchaser shall use its reasonable best efforts to cooperate with Seller in its efforts, to obtain any Third Party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Patent Sale, including, without limitation, the consents required to assign the Co-Owned Patents to Patent Purchaser.  With respect to the Co-Owned Patents, to the extent that such consents are obtained, (i) Seller shall assign and hereby assigns (to be effective only to the extent that such consent is obtained) its right, title and interest in and to such Co-Owned Patents and (ii) such Co-Owned Patents shall be deemed Assigned Patents as of the date of the assignment for purposes of the Transaction Agreements.  To the extent permitted by applicable Law, and subject to all privileges, including the attorney-client privilege, each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement.  Notwithstanding the foregoing, except as provided in Section 7.2(f) and provided that Seller has complied with its obligations under this Section 5.4(c) to use its reasonable best efforts to obtain any Third Party consents described under this Section 5.4(c), obtaining any such Third Party consents shall not be considered a condition to the obligations of Patent Purchaser to consummate the Patent Sale, and if any Third Party consents required to assign any Assigned Patents are not obtained prior to the Patent Sale Closing, then Seller shall execute and deliver to Patent Purchaser at the Patent Sale Closing a license agreement that grants a license to Patent Purchaser (with the right to grant sublicenses to Permitted Sublicensees as defined in the Retained Patent License Agreement) under each of the Co-Owned Patents for which such consent was not obtained, effective as of the Patent Sale Closing Date, with terms and conditions that are no less favorable to Patent Purchaser (and the Permitted Sublicensees) than the rights Seller obtains under the Assigned Patent License Agreement; provided, however that Seller shall, from and after the Patent Sale Closing (i) until the six (6)-month anniversary of the Patent Sale Closing Date, continue to use its reasonable best efforts to obtain such Third Party consents and, (ii) upon receipt of any such consents following the Patent Sale Closing, promptly assign and hereby assigns (to be effective only to the extent that such consent is obtained) to Patent Purchaser the applicable patents and/or patent applications by executing a patent assignment substantially in the form and substance of the patent assignment attached hereto as Exhibit D (and modified as necessary upon mutual agreement by the Parties to address any issues specific to such patents and/or patent applications) and, upon consummation of such assignment, such patents and/or patent applications shall thereafter be deemed Assigned Patents for all purposes under this Agreement and the Transaction Agreements.

(d)           Following the Patent Sale Closing, Patent Purchaser and Seller agree, and Seller agrees to cause its Affiliates, to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other Party, to evidence and better reflect the Patent Sale and to carry into effect the intents and purposes of this Agreement.

Section 5.5          Non-Solicitation; Acquisition Proposals.

(a)           Except as expressly permitted by this Section 5.5, neither Seller nor any of its Affiliates shall, and Seller shall not authorize or permit any of its or its Affiliates’ Representatives, to, from the date hereof until the earlier of the Patent Sale Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) engage in any discussions or negotiations with (other than state they are not permitted to engage discussions), or furnish any non-public information relating to Seller or any of its subsidiaries to, or afford access to the books or records of Seller or its subsidiaries to, any Third Party that, to the knowledge of Seller, is seeking to make, or has made, a Competing Proposal, or (iii) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, asset sale agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement, to the extent permitted by this Section 5.5) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).  It is agreed that any material violation of the restrictions on Seller set forth in this Section 5.5(a) by any Representative of Seller or any of its Affiliates shall be a breach of this Section 5.5(a) by Seller.

(b)           At any time after the date hereof and prior to the Requisite Stockholder Approval, Seller or its board of directors, directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making a Competing Proposal, (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal and (iii) enter into an Acceptable Confidentiality Agreement with such Third Party (a copy of which shall be provided for informational purposes only to Patent Purchaser) if: (A) such Third Party has submitted a Competing Proposal which the board of directors of Seller determines in good faith, after consultation with its financial and outside legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal and such Competing Proposal was not solicited in violation of Section 5.5(a), and (B) the board of directors of Seller determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.  Prior to taking any of the actions referred to in this Section 5.5(b), Seller shall notify Patent Purchaser orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.5(b).  After taking such action, Seller shall continue to advise Patent Purchaser on a current basis of the status and material terms of any discussions and negotiations with the Third Party.

(c)           Except as expressly permitted by this Section 5.5(c), neither the board of directors of Seller nor any committee thereof shall (i) fail to make, or withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Patent Purchaser, or take any action or make any statement that is inconsistent with, the Seller Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal (any of the actions described in clauses (i) and (ii) of this Section 5.5(c), an “Adverse Recommendation Change”); or (iii) cause or permit Seller or any of its Affiliates to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Requisite Stockholder Approval, the board of directors of Seller shall be permitted (A) subject to compliance with Section 5.5(d) and Section 8.3, to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, or to effect an Adverse Recommendation Change, if the board of directors of Seller (1) has received a Competing Proposal that, in the good faith determination of the board of directors of Seller, constitutes a Superior Proposal and (2) determines in good faith, after consultation with its outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, or (B) to effect an Adverse Recommendation Change described in clause (i) of such definition, if (1) there is a material event, change, development, effect, occurrence or state of facts that was not known to Seller prior to the date of this Agreement and was not reasonably foreseeable (in each case, other than involving or relating to (x) a Competing Proposal, (y) the Transactions or (z) a LicenseCo Sale) (an “Intervening Event”) and (2) the board of directors of Seller determines in good faith, after consultation with its outside legal advisors, that in light of such Intervening Event, failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)           Seller shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.5(c) with respect to a Superior Proposal unless (i) Seller has provided a written notice (a “Notice of Recommendation Change”) to Patent Purchaser five (5) Business Days prior to taking such action that Seller intends to take such action and describing the material terms and conditions of the Superior Proposal (including the identity of the Third Party making such Superior Proposal) or the Intervening Event that is the basis of such action, and (ii)(A) in the case of a Superior Proposal, Patent Purchaser does not make, within five (5) Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of Seller as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Seller and a new two (2) Business Day period under this Section 5.5(d)), or (B) in the case of an Intervening Event, Patent Purchaser does not make, within five (5) Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of Seller as the prospect of abandoning the Transactions (taking into account the Intervening Event).

(e)           From and after the date hereof, Seller shall, as promptly as reasonably practicable, but in any event within thirty-six (36) hours after the occurrence thereof, advise Patent Purchaser in writing of the receipt by Seller of (i) any Competing Proposal or (ii) any written indication of interest which could reasonably lead to a Competing Proposal (each, an “Indication of Interest”).  Concurrently with advising Patent Purchaser in writing of the receipt of Seller of any Competing Proposal or any Indication of Interest, Seller shall advise Patent Purchaser of the material terms and conditions of any such Competing Proposal or Indication of Interest and deliver a copy of all written materials received by Seller in connection with such Competing Proposal or Indication of Interest.  Seller shall keep Patent Purchaser reasonably informed, on a prompt basis (and in any event within thirty-six (36) hours), of any material modification or amendment to any Competing Proposal or Indication of Interest.

(f)           Nothing contained in this Agreement shall prohibit Seller or its board of directors, directly or indirectly through its Representatives, from (i) taking and disclosing to Seller’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to Seller’s stockholders), provided that any such disclosure shall be deemed to be an Adverse Recommendation Change unless the board of directors of Seller reaffirms the Seller Recommendation in such disclosure, (ii) negotiating and executing Standard Outbound Licenses, (iii) subject to Seller’s compliance in all respects with Section 5.5(i), negotiating and executing a LicenseCo Sale Agreement with a Permitted LicenseCo Acquiror, or (iv) making any “stop, look and listen” communication to Seller’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to Seller’s stockholders); provided, however, that any actions permitted under this Section 5.5(f) shall not be a basis, in themselves, for Patent Purchaser to terminate this Agreement pursuant to Section 8.1(d)(ii).

(g)           For purposes of this Agreement:

   (i)           “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide written proposal or offer (other than a proposal or offer by Patent Purchaser or any of its subsidiaries) from a Third Party relating to (A) any sale, license (other than non-exclusive licenses, if any, granted in the ordinary course of Seller’s business consistent with its past practice) or other disposition of any material portion of the Assigned Patents and/or the Retained Patents; or (B) the grant of an exclusive license to a material portion of the Assigned Patents and/or the Retained Patents, whether such sale, exclusive license, or disposition takes the form of an asset sale, conversion, liquidation, dissolution, reorganization, recapitalization, exclusive license or similar agreement or any other transaction or form.

   (ii)           “Superior Proposal” shall mean an unsolicited, written Competing Proposal made by a Third Party on terms that the board of directors of the Seller determines in good faith, after consultation with the Seller’s financial and outside legal advisors, and considering such factors as the board of directors of the Seller considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable from a financial perspective to the Seller and its stockholders than the transactions contemplated by this Agreement.

(h)           Seller shall, and shall cause its Affiliates and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Competing Proposal, except for any such discussions or negotiations with respect to a LicenseCo Sale on an arm’s length basis with a party that is not an Affiliate of Seller (any such person, a “Permitted LicenseCo Acquiror”, and any such discussions or negotiations, to the extent permissible hereunder, “Permitted LicenseCo Negotiations”).  For the avoidance of doubt, nothing in this Agreement shall limit Seller's ability to execute any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to a LicenseCo Sale (a “LicenseCo Sale Agreement”); provided that any LicenseCo Sale Agreement shall contain an acknowledgment from the Permitted LicenseCo Acquiror that (i) it has reviewed the Transaction Agreements and (ii) the Seller is subject to the agreements and obligations under the Transaction Agreements.

(i)            From and after the date hereof, Seller shall keep Patent Purchaser reasonably informed, on a current basis, of the status and material developments related to any Permitted LicenseCo Negotiations.  In the event that the LicenseCo Sale Agreement is not executed on the date hereof, then prior to executing any LicenseCo Sale Agreement, Seller shall provide a written notice to Patent Purchaser two (2) Business Days prior to taking such action that Seller intends to take such action, describing the material terms and conditions of the LicenseCo Sale (including the identity of the Permitted LicenseCo Acquiror in such LicenseCo Sale), and attaching the most recent version of the proposed LicenseCo Sale Agreement (it being understood and agreed that any amendment to the financial terms or other material terms of such proposed LicenseCo Sale shall require a new written notification from Seller and a new two (2) Business Day period under this Section 5.5(i)).  In no event shall Seller consummate a LicenseCo Transaction prior to the Patent Sale Closing.

Section 5.6          Seller Negative Covenants.  Seller covenants and agrees that, between the date of this Agreement and the earlier of the Patent Sale Closing and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Seller shall not, and shall cause its Affiliates not to:

(a)           assign, transfer, sell, grant or permit to exist any Lien on any Assigned Patent or Retained Patent, except for Permitted Liens; provided that Seller will notify Patent Purchaser of the entry into any Standard Outbound Licenses between date of this Agreement and the Patent Sale Closing Date within five (5) Business Days thereafter;

(b)           commence any offensive litigation, arbitration, U.S. International Trade Commission or other offensive adversarial proceedings involving any of the Assigned Patents or Retained Patents, or waive, release, assign, settle or compromise any material action, suit or proceeding relating to the Assigned Patents to the extent that such waiver, release, assignment, settlement or compromise imposes any obligation, whether contingent or realized, that will bind Patent Purchaser after the Closing Date or grants or permits any material Lien (other than a Permitted Lien) under or with respect to the Assigned Patents;

(c)           subject to Section 5.1(b), abandon or dedicate to the public any of the Assigned Patents; and

(d)           enter into a binding, written agreement or commitment to take any of the foregoing actions.

Section 5.7          Notification of Certain Matters.  Seller shall give prompt notice to Patent Purchaser, and Patent Purchaser shall give prompt notice to Seller, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Patent Sale or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Patent Sale or the transactions contemplated hereby, (b) any actions, suits, written claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to this Agreement, the Patent Sale or the transactions contemplated hereby and (c) or the discovery by a Party of any fact, circumstance or event, the occurrence or non-occurrence of which, would reasonably be expected to cause any of the conditions to the consummation of the Patent Sale as set forth in Article VII not to be satisfied or the satisfaction of which to be materially delayed.

Section 5.8          Confidentiality.

(a)           All information provided by a Party to the other Party pursuant to this Agreement, including without limitation, any non-public information embodied in the Patent Documentation, shall be deemed confidential information of the disclosing Party (“Confidential Information”) subject to the Mutual Confidential Disclosure Agreement between the Parties dated April 12, 2012, as amended (the “Confidentiality Agreement”).  The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.  Without limiting the foregoing, if this Agreement terminates prior to the Patent Sale Closing Date, each Party shall promptly return to the other Party all copies of Confidential Information in its possession or under its control, including without limitation all Patent Documentation.  The Parties’ confidentiality obligations shall survive any termination of this Agreement or the Confidentiality Agreement.  Patent Purchaser may disclose the Confidential Information provided by Seller under this Agreement to its actual or prospective licensees or acquirer of the Assigned Patents under confidentiality obligations no less restrictive than those set forth in the Confidentiality Agreement.

(b)           Copies of Confidential Information that demonstrates inventorship or ownership of the Assigned Patents shall be provided to Patent Purchaser prior to the Patent Sale Closing; however, no Seller Confidential Information is transferred to Patent Purchaser and any Seller Confidential Information embodied in the Patent Documentation transferred to Patent Purchaser upon the Patent Sale Closing may only be used by Patent Purchaser for purposes of demonstrating inventorship or ownership.

(c)           Disclosures made by Seller to Patent Purchaser pursuant to this Agreement in furtherance of their common legal interest in exploring business opportunities involving the Assigned Patents, including enforcement or licensing of one or more of such Assigned Patents, shall be deemed Common Interest Materials as defined in and subject to Section 4.10 of the Confidentiality Agreement.

(d)           Each of Seller and Patent Purchaser shall consult with one another before issuing or making any press release or other public statement, and shall provide and shall not issue, any such press release or make any such public statement regarding the Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) hereto; provided that either party may, without obtaining the prior consent of the other party hereto, issue such press release or make such public statements (i) as permitted under Section 5.5(f) or (ii) as such party determines in good faith, following consultation with outside legal counsel, may be required under applicable Law or applicable stock exchange rule or any listing agreement of any party hereto, if such party has used reasonable efforts to consult and discuss in good faith with the other party hereto as to the form and content thereof prior to its release, has acted in good faith with respect to the incorporation of any reasonable changes which are suggested by the other party hereto prior to releasing or making such press release or public statement, and in the case of press releases or other public statements by Seller, provided that such press release or other public statement does not contain the names or the identity of any of the Initial Participants of the Patent Purchaser or the other members of Allied Security Trust I.  Each party shall cause its officers and directors to comply with this Section 5.8.

Section 5.9          Further Assurances.

(a)           No less than thirty (30) days prior to the Patent Sale Closing Date, Patent Purchaser shall provide to Seller forms of all instruments, including instruments of conveyance, novations, assignments and transfers and any other documents that Patent Purchaser intends for Seller to execute and deliver on or after the Patent Sale Closing Date in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements (“Assignment Forms”).

(b)           In the event that Seller failed to disclose a patent or patent application that its Affiliate (for clarity, excluding Affiliates of Seller after the Patent Sale Closing) owned prior to the Patent Sale Closing Date that (which, had it been disclosed, would have been an Assigned Patent), Seller shall cause the transfer of any such patent or patent application from such Affiliate of Seller to Patent Purchaser, with all costs related to any such transfer borne by Seller, and any such patent or patent application shall thereafter be deemed an Assigned Patent for all purposes under this Agreement.

(c)           On and after the Patent Sale Closing Date, each Party shall cooperate with the other Party, upon reasonable request and without any further consideration (other than reasonable expenses to be paid by Patent Purchaser on behalf of Seller as set forth in Section 5.9(e) and Section 5.9(f)), to cause to be executed and delivered, all instruments, including instruments of conveyance, novations, assignments and transfers, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument or regulation, and to take all such other actions as each of the Parties may reasonably request the other Party to take from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements.

(d)           On or prior to the Patent Sale Closing Date, Seller shall make all Assigned Patent Files available for Patent Purchaser’s review at Seller’s place of business following Patent Purchaser’s request and Seller shall notify Patent Purchaser (or its applicable designee) in writing separate from any other disclosures made hereunder of any relevant due dates related to prosecution, filing, defense, enforcement or maintenance of the Assigned Patents that will occur within sixty (60) days after the Closing Date. Seller shall continue to prosecute the Assigned Patents consistent with past practice on behalf of Patent Purchaser through the Closing, including, if applicable, by filing continuations of any applicable Assigned Patents, and shall pay any maintenance fees, annuities, and the like due or payable on the Assigned Patents through the Closing.

(e)           Seller covenants and agrees that after the Patent Sale Closing Date, it shall, and shall cause any applicable Affiliate of Seller to, upon reasonable request, execute and deliver to Patent Purchaser (or its applicable designee(s)) any other documents and materials, and take any reasonable further actions (including taking reasonable action to obtain the cooperation of the named inventors), that are reasonably necessary for Patent Purchaser (or its applicable designee(s)) to perfect its title in the Assigned Patents. Without limitation to the foregoing, to the extent that the Assigned Patents include non-U.S. patents and patent applications, Seller shall deliver, and shall cause any applicable Affiliate of Seller to deliver, to Patent Purchaser’s (or its applicable designee(s)’s) representatives executed documents in the form of the Assignment Forms (or, to the extent necessary, some other form as may be required in the non-U.S. jurisdiction, provided that Patent Purchaser identifies to Seller any substantive deviations of the form provided and the relevant Assignment Form, if any) in order to perfect the assignment and license registration to Patent Purchaser (or its applicable designee(s)) of the non-U.S. patents and patent applications. In addition, upon written request of Patent Purchaser (or its applicable designee(s)) and at reasonable and sole out-of-pocket cost and expense to Patent Purchaser (or its applicable designee(s)), Seller shall take, and shall cause any applicable Affiliate of Seller to take, such actions which Seller deems reasonable in its good faith discretion to provide reasonable access to employee inventors of Seller or its Affiliates and relevant documents to assist Patent Purchaser (or its applicable designee(s)) in the prosecution, maintenance, defense or enforcement of the Assigned Patents.  In addition, upon the written request of either Party (or its applicable designee(s)), the other Party shall take, and shall cause any of its applicable Affiliates to take, such actions which the other Party deems reasonable to cooperate with the first Party (or its applicable designee(s)) to resolve enforceability issues related to the Assigned Patents or the Retained Patents, including ownership issues with respect to terminal disclaimers.

(f)           Patent Purchaser shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller as a result of Seller’s cooperation with, or other actions taken at the request of, Patent Purchaser as set forth in this Section 5.9; provided that Patent Purchaser will not be obligated to reimburse Seller for expenses associated with the execution of documents that are substantially in the form of the Assignment Forms.

Section 5.10        Liens.  From and after the Patent Sale Closing, Seller shall not, and shall cause each of its Affiliates not to, extend, renew or expand or permit the extension, renewal or expansion of any Liens under or with respect to any Assigned Patents.

ARTICLE VI

ESCROW AND INDEMNIFICATION

Section 6.1          Survival.  The representations and warranties contained in this Agreement or in any certificate delivered hereunder shall survive until the earlier of (a) the twelve (12)-month anniversary of the Patent Sale Closing Date and (b) the consummation of a LicenseCo Sale.  The covenants and agreements of the Parties contained in this Agreement shall terminate at the Patent Sale Closing, other than those certain covenants and agreements that specifically call for action after the Patent Sale Closing (such as, further assurances) (the “Post-Closing Covenants” ) which shall survive indefinitely or for the shorter period explicitly specified therein. Except for the Post-Closing Covenants and for such covenants and agreements that survive for such shorter period, breaches of the covenants and agreements of the Parties contained in this Agreement shall survive until the end of the Escrow Period subject to Section 6.4(e) and Section 6.5(e).

Section 6.2          Escrow Fund.  Concurrently with the payment of the Closing Payment, Patent Purchaser shall deposit or cause to be deposited the Escrow Amount with Wells Fargo Bank, N.A. (or its successor in interest or other institution mutually acceptable to Seller and Patent Purchaser), as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”) which shall be available to compensate Patent Purchaser Indemnified Parties pursuant to the indemnification obligations of Seller for Losses and be governed by the terms set forth herein.  The Escrow Fund shall be held and distributed by the Escrow Agent upon the terms and conditions set forth and in the Escrow Agreement attached hereto as Exhibit B.  In the event that the LicenseCo Sale is consummated immediately following the Patent Sale Closing, the Escrow Amount shall be paid to Seller immediately prior to and subject to the consummation of such sale, and all indemnification obligations of the Parties shall forthwith terminate and become null and void and of no effect.

Section 6.3          Escrow Period.  The escrow period (the “Escrow Period”) shall commence from and after the Patent Sale Closing and terminate upon the earlier of (a) the twelve (12)-month anniversary of the Patent Sale Closing Date and (b) the closing of a LicenseCo Sale.

Section 6.4          Indemnification Obligations of Seller.

(a)           During the Escrow Period, subject to the limitations set forth in this Article VI, Seller shall indemnify Patent Purchaser and its Affiliates, directors, officers, employees, agents and Representatives (collectively, the “Patent Purchaser Indemnified Parties”) and hold each of them harmless against any direct loss, liability, cost, damage or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses, but excluding any consequential, indirect, special, incidental or punitive damages or lost profits) (collectively, “Losses”), suffered by any such Purchaser Indemnified Party in connection with (i) any inaccuracy of any representation or warranty of Seller under this Agreement (without giving effect to any materiality qualifications therein) or (ii) any breach of any covenant or agreement of Seller under this Agreement. The Initial Participants of Patent Purchaser shall be deemed to be Patent Purchaser Indemnified Parties hereunder.  For purposes of clause (i) of this Section 6.4(a), the representations and warranties of Seller under this Agreement shall be deemed to have been made as of the Patent Sale Closing Date (unless expressly made as of another date).  For the avoidance of doubt, except in the case of fraud, neither Seller nor any of its Affiliates, directors, officers, employees, agents and Representatives shall have any obligation to indemnify Patent Purchaser Indemnified Parties or otherwise have any obligation or liability under this Agreement arising out of or relating to the delivery of the certificate referred to in Section 7.2(d).

(b)           During the Escrow Period, the right to obtain indemnification from, and only from, the offset by the Patent Purchaser Indemnified Parties of the Escrow Fund pursuant to the indemnification provisions of this Article VI shall be the Patent Purchaser Indemnified Parties’ sole and exclusive remedy for monetary damages.  In no event shall Seller have any indemnification liability for Losses in excess of the Escrow Amount.  Without limiting the generality of the foregoing or any term of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights of the Patent Purchaser Indemnified Parties to seek or obtain specific performance or any other equitable remedy to which such Patent Purchaser Indemnified Party is otherwise entitled.

(c)           The Patent Purchaser Indemnified Parties shall not be entitled to receive any portion of the Escrow Fund for any indemnification obligations pursuant to Section 6.4(a) unless and until the aggregate amount of Losses exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the “Threshold Amount”), in which case, the Patent Purchaser Indemnified Parties shall be entitled to receive the amount of such Losses in excess of such Threshold Amount up to the Escrow Amount.

(d)           The obligations of Seller and the rights of the Patent Purchaser Indemnified Parties under this Section 6.4 shall terminate upon the termination of the Escrow Period.

(e)           Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as in the reasonable judgment of Patent Purchaser may be necessary to satisfy any unresolved or unsatisfied claims for Losses specified in any Claims Notice delivered to Seller prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved or satisfied.

Section 6.5          Indemnification Obligations of Patent Purchaser.

(a)           During the Escrow Period, subject to the limitations set forth in this Article VI, Patent Purchaser shall indemnify Seller and its Affiliates, directors, officers, employees, agents and Representatives (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses, suffered by any such Seller Indemnified Party in connection with (i) any inaccuracy of any representation or warranty of Patent Purchaser under this Agreement (without giving effect to any materiality qualifications therein) or (ii) any breach of any covenant or agreement of Patent Purchaser under this Agreement.  For purposes of clause (i) of this Section 6.5(a), the representations and warranties of Patent Purchaser under this Agreement shall be deemed to have been made as of the Patent Sale Closing Date (unless expressly made as of another date).

(b)           During the Escrow Period, the right to obtain indemnification from Patent Purchaser pursuant to the indemnification provisions of this Article VI shall be the Seller Indemnified Parties’ sole and exclusive remedy for monetary damages.  In no event shall Patent Purchaser’s aggregate indemnification liability for Losses exceed the Escrow Amount.  Without limiting the generality of the foregoing or any term of this Agreement to the contrary, nothing contained in this Agreement shall limit the rights of the Seller Indemnified Parties to seek or obtain specific performance or any other equitable remedy to which such Seller Indemnified Party is otherwise entitled.

(c)           The Seller Indemnified Parties shall not be entitled to receive any payment from Patent Purchaser for any indemnification obligations pursuant to Section 6.5(a) unless and until the aggregate amount of Losses exceeds the Threshold Amount, in which case, the Seller

Indemnified Parties shall be entitled to receive the amount of such Losses in excess of such Threshold Amount up to the Escrow Amount.

(d)           The obligations of Patent Purchaser and the rights of the Seller Indemnified Parties under this Section 6.5 shall terminate upon the termination of the Escrow Period.

(e)           Notwithstanding anything contained herein to the contrary, the indemnification obligations of Patent Purchaser shall survive the conclusion of the Escrow Period solely with respect to any unresolved or unsatisfied claims for Losses specified in any Claims Notice delivered to Patent Purchaser prior to expiration of the Escrow Period until such claims have been resolved or satisfied.

Section 6.6          Claims.  In the event that a Patent Purchaser Indemnified Party or a Seller Indemnified Party (collectively, the “Indemnified Parties” and each an “Indemnified Party”) seeks to exercise its rights to obtain indemnification for Losses pursuant to the terms of this Article VI, such Indemnified Party shall deliver to the Indemnifying Person a certificate signed by an officer of such Indemnified Party certifying that such Indemnified Party has incurred, paid, sustained, reserved, or accrued, or reasonably anticipates that it may incur, pay, sustain, reserve or accrue, Losses and specifying in reasonable detail the nature of the breach or other claim and the amount of such Losses for which indemnification is being sought (each such certificate, a “Claim Notice”).  Each Claim Notice shall also include wire instructions for the delivery of funds to the Indemnified Person or its designee.  In the event the claim or claims set forth in a Claim Notice is (A) not contested by the Indemnifying Person (in the case of a Patent Purchaser Indemnified Party, Seller, and in the case of a Seller Indemnified Party, Patent Purchaser) as of the close of business on the twentieth (20th) day following delivery of such Claim Notice or (B) agreed to in writing by the Indemnifying Person (in the case of a Patent Purchaser Indemnified Party, Seller, and in the case of a Seller Indemnified Party, Patent Purchaser) in advance of the expiration of such twenty (20)-day period, the Indemnifying Person (i) shall be deemed to have accepted and agreed to the claims set forth in such Claim Notice and precluded from raising any objection thereafter and such claim shall be deemed final, binding and conclusive for all purposes.  The Indemnifying Person shall have the right to object to one or more of the claims set forth in any Claim Notice delivered by the Indemnified Party to the Indemnifying Person by serving written notice thereof within twenty (20) days following the delivery of such Claim Notice, which notice shall specify in reasonable detail the basis for such objection.  In the event that the Indemnifying Person shall so object in writing to any claim or claims by an Indemnified Party in any Claim Notice, the Indemnified Party shall have fifteen (15) days after receipt to such objection by the Indemnifying Person to respond thereto in a written statement, failing which the Indemnified Parties shall be deemed to have accepted the objections raised by the Indemnifying Person and such claim shall be deed to be final, binding and conclusive for all purposes.  As promptly as practicable, and in any event no later than two (2) Business Days, following the date on which a claim becomes final and binding pursuant to this Section 6.6, the Indemnifying Person (in the case of a Patent Purchaser Indemnified Party, the Escrow Agent) shall pay the full amount of such claim by wire transfer of immediately available funds to the account designated by the Indemnified Party, subject to the limitations of this Article VI.

Section 6.7          Sole Remedy; Limitation of Damages.  From and after the Patent Sale Closing, except for specific performance and any other equitable remedy, the indemnification provisions set forth in the Article VI shall be the sole remedy for either Party with respect to this Agreement or any matter arising out of or relating hereto (other than with respect to Post-Closing Covenants or as provided for in the Assigned Patent License Agreement or the Retained Patent License Agreement).  Neither Party shall be liable for special, incidental, indirect or consequential damages or lost profits with respect to this Agreement or any matter arising out of or relating hereto.

ARTICLE VII

CONDITIONS TO THE PATENT SALE

Section 7.1          Conditions to the Obligations of Each Party.  The respective obligations of each Party to consummate the Patent Sale are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Patent Purchaser at or prior to the Patent Sale Closing of the following conditions:

(a)           the Requisite Stockholder Approval shall have been obtained;

(b)           no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Patent Sale; and

(c)           there shall not be threatened in writing or pending any suit, action or proceeding by any Governmental Authority seeking to restrain or prohibit the consummation of the Patent Sale.

Section 7.2          Conditions to the Obligations of Patent Purchaser.  The obligations of Patent Purchaser to consummate the Patent Sale are subject to the satisfaction or (to the extent permitted by Law) waiver by Patent Purchaser at or prior to the Patent Sale Closing of the following further conditions:

(a)           each of the representations and warranties of Seller contained in this Agreement other than the representation and warranty in Section 3.2, (without giving effect to any materiality qualifications therein) shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Seller Material Adverse Effect as of the Patent Sale Closing with the same effect as though made as of the Patent Sale Closing (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)           all Assigned Patents must be assignable to Patent Purchaser and all Retained Patents must be licensable to Patent Purchaser on the terms set forth in this Agreement and the Retained Patent License Agreement (provided that unless expressly set forth herein, nothing herein shall be construed as a requirement that Seller not (i) abandon or (ii) fail to continue prosecution of any of the Assigned Patents in the ordinary course and in its sole discretion; and provided further that Seller will not assign or transfer to any Third Party its rights in any Assigned Patents abandoned by Seller); notwithstanding the foregoing, this condition shall be deemed to have been satisfied unless an Assigned Patent is not assignable or a Retained

Patent is not licensable, and such non-assignability or non-licensability poses a material threat of patent infringement to any of the Initial Participants of Patent Purchaser, which would likely result in Patent Purchaser (representing the interests of the Initial Participants) being deprived of a significant portion of the value of the Transactions;

(c)           Seller shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Patent Sale Closing;

(d)           Seller shall have delivered to Patent Purchaser a certificate, dated the Patent Sale Closing and signed by its chief executive officer or another senior officer on behalf of Seller, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e)           there shall not be any current suit, action or proceeding (excluding office actions) in which a Third Party asserts that the Assigned Patents are not solely owned by Seller or its Affiliates (or, with respect to jointly owned patents disclosed on Section 3.2 of the Seller Disclosure Schedule, not owned by Seller or its Affiliates as so disclosed), that the Assigned Patents may not be assigned to Patent Purchaser or that the Retained Patents may not be licensed to Patent Purchaser, in each case, on the terms set forth in the Transaction Agreements; provided that any actions of Third Parties implicating the Assigned Patents or Retained Patents initiated after the date of this Agreement shall not be a condition to closing (except to the extent that such action results in the failure of the condition to closing under Section 7.2(a) to be satisfied); for the avoidance of doubt, any rejection or modification of claims in any number of patent applications will not be deemed to have an adverse effect for purposes of Section 7.2(a);

(f)           [Reserved.]; and

(g)           Seller must have executed and delivered (or caused to have been delivered, as applicable) to Patent Purchaser each item described in Section 2.5(a).

Section 7.3          Conditions to the Obligations of Seller.  The obligations of Seller to consummate the Patent Sale are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller at or prior to the Patent Sale Closing of the following further conditions:

(a)           each of the representations and warranties of Patent Purchaser contained in this Agreement (without giving effect to any materiality qualifications) shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Patent Purchaser Material Adverse Effect as of the Patent Sale Closing with the same effect as though made on and as of the Patent Sale Closing (except to the extent expressly made as of an earlier date, in which case as of such date);

(b)           Patent Purchaser shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Patent Sale Closing;

(c)           Patent Purchaser shall have delivered to Seller a certificate, dated the Patent Sale Closing and signed by its chief executive officer or another senior officer on behalf of Patent Purchaser, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)           Patent Purchaser must have executed and delivered (or caused to have been delivered, as applicable) to Seller each item described in Section 2.5(b).

Section 7.4          Frustration of Conditions.  Neither of Seller nor Patent Purchaser may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1          Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Patent Sale Closing, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)           by mutual written consent of each of Patent Purchaser and Seller; or

(b)           by either Patent Purchaser or Seller, if the Patent Sale Closing shall not have occurred on or before April 5, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Patent Sale to be consummated on or before such date; or

(c)           by Seller, if (i) prior to the Requisite Stockholder Approval the board of directors of Seller has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.5(c) and Section 5.5(d), and (ii) concurrently with such termination, Seller pays to Patent Purchaser the fee specified in Section 8.3(a)(ii); or

(d)           by Patent Purchaser if:

   (i)           the board of directors of Seller shall have made an Adverse Recommendation Change; or

   (ii)           Seller shall have breached its obligations under Section 5.5 in any material respect; or

   (iii)           Seller enters into an Alternative Acquisition Agreement.

Section 8.2           Effect of Termination.  In the event that this Agreement is terminated and the Patent Sale abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any Party (or any of its Representatives), and all rights and obligations of any Party shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any Party of any liability or damages resulting from any breach of this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity; and provided further, that the Confidentiality Agreement, and the provisions of Section 5.8(a), this Section 8.2, Section 8.3, Section 8.6, Article IX and Appendix A shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3          Termination Fees.

(a)           If, but only if, this Agreement is terminated:

   (i)           (A) if Seller fails to sell the Assigned Patents to Patent Purchaser and license the Retained Patents to Patent Purchaser in material breach of this Agreement, and (B) Seller enters into an agreement with a Third Party to sell, assign or exclusively license a majority of (1) the Assigned Patents and (2) the Retained Patents (except pursuant to a LicenseCo Sale to a Permitted LicenseCo Acquiror) within twelve (12) months after such termination, then Seller shall pay, or cause to be paid, to Patent Purchaser an amount equal to Thirty Million Dollars ($30,000,000) less the amount of the Termination Fee if previously paid to Patent Purchaser in full pursuant to Section 8.3(a)(ii) (the “Wrongful Termination Payment”) concurrently with the consummation of such transaction; or

   (ii)           by Seller pursuant to Section 8.1(c) or Patent Purchaser pursuant to Section 8.1(d), then Seller shall pay, or cause to be paid, to Patent Purchaser an amount equal to Ten Million Dollars ($10,000,000) (the “Termination Fee”) concurrently with such termination;

(b)           Notwithstanding anything to the contrary set forth in this Agreement:

   (i)           the Parties agree that in no event shall Seller be required to pay (A) the Wrongful Termination Payment or Termination Fee on more than one occasion or (B) the Termination Fee after having paid the Wrongful Termination Payment; and

   (ii)           the Parties agree that the Wrongful Termination Payment and Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, but subject to Patent Purchaser’s rights under Section 9.8, Patent Purchaser’s right to receive payment from Seller of the Wrongful Termination Payment or the Termination Fee pursuant to Section 8.3(a) shall constitute liquidated damages and the sole and exclusive remedy of Patent Purchaser against Seller and its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Seller Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby.

Section 8.4          Amendment.  This Agreement may be amended by mutual agreement of the Parties by action taken by or on behalf of their respective boards of directors at any time whether before or after the receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of Seller without such further approval of such stockholders nor any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 8.5          Waiver.  At any time prior to the Patent Sale Closing, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by Seller or Patent Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.6          Expenses; Transfer Taxes.   All costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and Expenses.  Notwithstanding anything to the contrary contained herein, Patent Purchaser and Seller (on behalf of itself and all of its Affiliates) shall each pay, or cause to be paid, one-half all documentary, sales, use, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred as a result of the transactions contemplated hereby and the other Transaction Agreements.  Each of Seller and Patent Purchaser shall cooperate with respect to the preparation and filing of any Tax Returns with respect to Transfer Taxes.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1          Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) (provided that any notice received by facsimile or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

1.	if to Patent Purchaser:

Bridge Crossing, LLC
80 Lambert Lane, Suite 115
Lambertville, New Jersey 08530
Phone: (215) 968-0123
Fax: (267) 224-4466
Attention: CEO

2.	with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Phone: (650) 938-5200
Fax: (650) 988-8500
Attention: Jake Handy and Kris Withrow

3.	if to Seller:

MIPS Technologies, Inc.
955 East Arques Avenue
Sunnyvale, California 94085-9521
Phone: (408) 530-5000
Fax: (408) 530-5154
Attention: General Counsel

4.	with a copy (which shall not constitute notice) to each of:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, California 94301
Phone: (650) 470-4500
Fax: (650) 470-4570
Attention: Kenton J. King

Section 9.2          Interpretation; Certain Definitions.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to an Article, Section, Appendix, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.  References to a person are also to its successors and permitted assigns.  All references to “dollars” or “$” refer to currency of the United States of America.  Except as set forth in Section 3.5, to the extent this Agreement refers to information or documents to be made available, delivered, produced or provided by Seller to Patent Purchaser, Seller shall be deemed to have satisfied such obligation if Seller has made such information or document available by posting such information or document to the Electronic Data Room at least twenty-four (24) hours prior to the signing of this Agreement.

Section 9.3          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Patent Sale is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Patent Sale be consummated as originally contemplated to the fullest extent possible.

Section 9.4          Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.

Section 9.5          Entire Agreement.  This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Escrow Agreement, the Purchase Price Escrow Agreement, the Retained Patent License Agreement, the Assigned Patent License Agreement, the Seller Disclosure Schedule and the Patent Purchaser Disclosure Schedule, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 9.6          No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, other than the Escrow Agent and any Indemnified Party pursuant to the provisions of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Indemnified Parties.

Section 9.7          Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Patent Purchaser or Seller in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8          Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9          Consent to Jurisdiction.

(a)           Except with respect to requests for equitable relief in accordance with Section 9.9, each of Patent Purchaser and Seller hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Patent Purchaser or Seller in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b)           Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party and nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Patent Purchaser and Seller agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and, notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall be entitled to act in accordance with such judgment and make or withhold payments out of the Escrow Fund in accordance therewith.

Section 9.10        Counterparts.  This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11        WAIVER OF JURY TRIAL.  EACH OF PATENT PURCHASER AND SELLER (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PATENT PURCHASER OR SELLER OR ANY AFFILIATE OF SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.12        No Violation of Export Law.  The Parties have complied with all applicable laws or regulations related to the sale, marketing, promotion or export of goods promulgated or enforced by the Office of Foreign Assets Control in the Unites States Department of the Treasury, the United States Department of Commerce or any other department or agency of the United States federal government, including, without limitation, the Arms Export Control Act, the trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Customers Regulations.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Patent Purchaser and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIDGE CROSSING, LLC

By:	/s/ Daniel P. McCurdy
	Name:	Daniel P. McCurdy
	Title:	Chief Executive Officer

MIPS TECHNOLOGIES, INC.

By:	/s/ Sandeep Vij
	Name:	Sandeep Vij
	Title:	Chief Executive Officer

[Signature Page to Patent Sale Agreement]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to Seller than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by Seller with any of the provisions of Section 5.5.

“Adverse Recommendation Change” has the meaning set forth in Section 5.5(c).

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person.

“Agreement” has the meaning set forth in the Introduction.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.5(a).

“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.

“Antitrust Laws” has the meaning set forth in Section 3.4.

“Assigned Patent Documentation” means information that is in Seller’s possession or control (subject to third-party confidentiality obligations), affecting title to the Assigned Patents, including the material Assigned Patent Files.

“Assigned Patent Files” means Seller’s records and files comprising (i) with respect to each Assigned Patent, the filings with, and formal written communications to and from, the PTO and equivalent patent agencies in other jurisdictions, with respect to the prosecution and maintenance of each of the Assigned Patents, including the ribbon copy of each issued patent, (ii) documentation of conception and reduction to practice or otherwise documenting inventorship (subject to redaction of any confidential or proprietary information in such documentation not disclosed or claimed by such Assigned Patents and not required to demonstrate inventorship, ownership or priority under U.S. law), (iii) assignments executed with respect to Assigned Patents assigning ownership thereof to Seller, and (iv) the docket maintained by Seller, as of the date of this Agreement and as of Patent Sale Closing Date, for tracking information relating to the prosecution and maintenance of the Assigned Patents, including patent identification information, information regarding filing requirements, deadlines and payments, and contact information for prosecution counsel and agents.

“Assigned Patent License Agreement” has the meaning set forth in the Recitals.

“Assigned Patents” means, other than the Retained Patents, all patents and patent applications owned by Seller and/or its Affiliates (excluding as an Affiliate, any Third Party that becomes an Affiliate of Seller in connection with a LicenseCo Sale) on or immediately prior to the Patent Sale Closing Date, including but not limited to: (i) the patents and patent applications set forth on Section 1.1 of the Seller Disclosure Schedule; (ii) all patents and patent applications from which such patents and patent applications claim priority, directly or indirectly; and (iii) all continuations and continuations-in-part, divisions, substitutions, continued patent applications, re-examinations, renewals, extensions and reissues thereof, and all foreign counterparts and other applications and patents claiming priority to any of the foregoing, directly or indirectly, and all other corresponding rights that may be secured under the laws of the United States, any foreign jurisdiction or multi-jurisdictional entity.  For the avoidance of doubt, a patent application that is filed after the Patent Sale Closing Date that claims priority directly to a patent application on Section 1.1 of the Seller Disclosure Schedule shall be an Assigned Patent, regardless if such newly filed patent application is also related to an application included within the Retained Patents (i.e. can claim priority back to an earlier patent application).  Notwithstanding any of the foregoing, “Assigned Patents” shall not include any subject matter that is not disclosed in any patents or patent applications existing as of the Patent Sale Closing Date.

“Assumed Obligations” has the meaning set forth in Section 2.2(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Sunnyvale, California are authorized or obligated by Law or executive order to close.

“Claim Notice” has the meaning set forth in Section 6.6.

“Closing Payment” has the meaning set forth in Section 2.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Proposal” has the meaning set forth in Section 5.5(g)(i).

“Confidential Information” has the meaning set forth in Section 5.8(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.8(a).

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument that is legally binding as of the date hereof or as may hereafter be in effect.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Co-Owned Patents” means the patents and patent applications set forth on Section 1.2 of the Seller Disclosure Schedule, which for purposes of representations under this Agreement shall be treated as Retained Patents unless and until Seller obtains the requisite consent to assign such patents and patent applications to Patent Purchaser.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Electronic Data Room” shall mean the electronic data room for Project Mars maintained by Seller for purposes of the Patent Sale and the other transactions contemplated by this Agreement.

“Escrow Agent” has the meaning set forth in Section 6.2.

“Escrow Amount” has the meaning set forth in Section 2.4.

“Escrow Fund” has the meaning set forth in Section 6.2.

“Escrow Period” has the meaning set forth in Section 6.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from any Governmental Authority pursuant to any Antitrust Laws, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Patent Sale and the Transactions.

“Excluded Liabilities” has the meaning set forth in Section 2.2(a).

 “FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Party” and “Indemnified Parties” have the respective meanings set forth in Section 6.6.

“Indemnifying Person” shall mean (a) with respect to the indemnification obligations owed to the Patent Purchaser Indemnified Parties, the Escrow Agent and Seller, and (b) with respect to the indemnification obligations owed to the Seller Indemnified Parties, Patent Purchaser.

“Initial Participants” shall mean the eleven (11) Participants (as such term is defined in the Trust Agreement) holding a financial interest in Patent Purchaser as of the date of this Agreement.

“Intellectual Property” shall mean common law and statutory rights anywhere throughout the world associated with (a) patents, patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations relating thereto, (b) copyrights, copyright registrations, copyright applications and “moral” rights, (c) mask works and mask work sets, and all applications and registrations of any of the foregoing, (d) confidential and proprietary information, trade and industrial secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnectors, isolation structures and protection devices), circuit block libraries, designs (including circuit designs and layouts), drawings, specifications, databases and other information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) other proprietary rights relating to intellectual property, (f) trademarks, trade names and service marks, and the goodwill associated therewith, and (g) analogous rights to those set forth above, including the right to enforce and recover remedies in connection with any of the foregoing.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of Seller and Patent Purchaser, as applicable, without the benefit of an independent investigation of any matter: (i) for Seller: the Chief Executive Officer, the Chief Financial Officer, General Counsel and Vice President of Intellectual Property; and (ii) for Patent Purchaser: the Chief Executive Officer.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions,  decrees, arbitration award, agency requirement, license or permit of any Governmental Authority.

“LicenseCo Sale Agreement” has the meaning set forth in Section 5.5(h).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, charges, licenses or covenants not to assert or sue of any kind.

“Losses” has the meaning set forth in Section 6.4(a).

“Notice of Recommendation Change” has the meaning set forth in Section 5.5(d).

 “Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other formal order in any suit or proceeding by or with any Governmental Authority.

“Party” and “Parties” have the respective meanings set forth in the Introduction.

“Patent Assignment” shall mean an assignment substantially in the form attached hereto as Exhibit D.

“Patent Purchaser” has the meaning set forth in the Introduction.

“Patent Purchaser Disclosure Schedule” has the meaning set forth in Article IV.

“Patent Purchaser Indemnified Parties” has the meaning set forth in Section 6.4(a).

“Patent Purchaser Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Patent Purchaser, or which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or impair the ability of Patent Purchaser to consummate the Patent Sale and the other transactions contemplated by this Agreement.

“Patent Purchaser Organizational Documents” has the meaning set forth in Section 4.2.

“Patent Sale” has the meaning set forth in the Recitals.

“Patent Sale Closing” has the meaning set forth in Section 2.3.

“Patent Sale Closing Date” has the meaning set forth in Section 2.3.

“Permitted LicenseCo Acquiror” has the meaning set forth in Section 5.5(h).

“Permitted LicenseCo Negotiations” has the meaning set forth in Section 5.5(h).

“Permitted Lien” shall mean: (a) prior to the Patent Sale Closing, (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar liens incurred in the ordinary course of business, (ii) liens securing acquisition financing with respect to the applicable asset, including refinancing thereof, (iii) any lien for taxes not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established (for each of the foregoing clauses (i), (ii) and (iii), not to exceed $100,000 in the aggregate), (iv) Third-Party Agreements (including for the sake of clarity the Standard Outbound Licenses), and (v) any limitations, third-party rights and other encumbrances that arise from patent exhaustion or equivalent foreign law in connection with the rights granted pursuant to the Third-Party Agreements; and (b) after the Patent Sale Closing, (i) Third-Party Agreements (including for the sake of clarity the Standard Outbound Licenses) and (ii) any limitations, third-party rights and other encumbrances that arise from patent exhaustion or equivalent foreign law in connection with the rights granted pursuant to the Third-Party Agreements.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 3.7.

“PTO” shall mean the U.S. Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.4.

“Representative” shall mean, with respect to any person, such person’s directors, officers, employees, Affiliates, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.13.

“Retained Patent License Agreement” has the meaning set forth in the Recitals.

“Retained Patents” shall mean the patents and patent applications for which Seller is granting Patent Purchaser a license under the Retained Patent License Agreement, and which are: (i) the patents and patent applications set forth on Section 1.3 of the Seller Disclosure Schedule; (ii) all continuations, divisions, substitutions, continued patent applications, continuations-in-part, re-examinations, renewals, extensions and reissues thereof, and all foreign counterparts and other patent applications and patents claiming priority to any of the foregoing, directly or indirectly, and all other corresponding rights that may be secured under the laws of the United States, any foreign jurisdiction or multi-jurisdictional entity; and (iii) the Co-Owned Patents (subject to the provisions of Section 5.4(c).  For the avoidance of doubt, a patent application that is filed after the Patent Sale Closing Date that claims priority directly to a patent application on Section 1.3 of the Seller Disclosure Schedule shall be a Retained Patent, regardless if such newly filed patent application is also related to an application included within the Assigned Patents (i.e., can claim priority back to an earlier patent application).

“SEC” shall mean the Securities and Exchange Commission.

“Seller” has the meaning set forth in the Introduction.

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Seller Material Adverse Effect” shall mean any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets (including, without limitation, the Assigned Patents and the Retained Patents), liabilities or financial condition, in each case, of Seller and its subsidiaries taken as a whole or (b) prevented or materially impaired or would prevent or materially impair the ability of Seller or any of its Affiliates to perform its obligations under this Agreement and the other Transaction Agreements or to consummate the Transactions, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments directly relating to or directly attributable to (provided however that in the case of clauses (i), (ii) and (iv) such changes, events, circumstances or effects do not affect Seller disproportionately as compared to other industry participants): (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which Seller or any of its subsidiaries conducts business; (ii) any changes that affect the industries in which Seller or any of Seller’s subsidiaries operate; (iii) any changes in Laws applicable to Seller or any of Seller’s subsidiaries or any of their respective properties or assets or changes in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (v) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by Seller at the request of or with the consent of Patent Purchaser); (vi) any changes in the market price or trading volume of shares of Seller’s common stock or any failure to meet internal or published projections, forecasts or revenue, net retail sales, comparable store sales or earnings predictions for any period; (vii) any loss of, or change in, the relationship of Seller or any of Seller’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; (viii) the execution or announcement of a LicenseCo Sale in accordance with the terms of this Agreement; or (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement.

“Seller Recommendation” shall mean the unanimous recommendation of the board of directors of Seller that the stockholders of Seller adopt this Agreement and approve the transactions contemplated hereby, including the Patent Sale.

“Seller Related Parties” has the meaning set forth in Section 8.3(c).

“Standard Outbound Licenses” shall mean any Contracts entered into by Seller or any of its Affiliates and Third Parties materially in the form of one of Seller’s or its Affiliates’ past or current standard forms of outbound non-exclusive license agreement as attached hereto as Annex B-2 as to the scope of licenses granted to Third Parties with respect to Seller’s technologies, products, services, designs and/or architectures and related patent and other intellectual property rights.

“Stockholders’ Meeting” has the meaning set forth in Section 5.3.

“subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” has the meaning set forth in Section 5.5(g)(ii).

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Fee” has the meaning set forth in Section 8.3(a)(ii).

“Third Party” shall mean any person or group other than Patent Purchaser and its affiliates.

“Third-Party Agreements” shall have the meaning set forth in Section 2.2(a).

“Threshold Amount” has the meaning set forth in Section 6.4(c).

“Transaction Agreements” means this Agreement, the Retained Patent License Agreement, the Assigned Patent License Agreement, the Escrow Agreement, the Purchase Price Escrow Agreement, and the Patent Assignment.

“Trust Agreement” shall have the meaning set forth in Section 4.2.

“Wrongful Termination Payment” has the meaning set forth in Section 8.3(a)(i).